Exhibit 99.1

Evergreen Energy Board Approves
Stockholder Rights Plan

FOR IMMEDIATE RELEASE

DENVER, December 4, 2008 — The board of directors of Evergreen Energy Inc. (NYSE Arca: EEE), a cleaner coal technology, energy production and environmental solutions company, has approved the adoption of a stockholder rights plan that provides all stockholders of record at the close of business December 19, 2008 a distribution of  the right to buy shares of a new series of preferred stock.
The plan gives Evergreen stockholders the opportunity to obtain maximum value for their shares by providing the company’s board of directors the ability to fully evaluate alternatives in the event of an unsolicited takeover bid.
“This plan will prudently protect our stockholders’ interests by giving our board the flexibility to fulfill their fiduciary duty to maximize stockholder value by weighing third party inquiries in an orderly manner,” said Evergreen President and CEO Kevin R. Collins. “We are taking this step now in part because we believe Evergreen’s shares are priced well below any reasonable valuation of our assets and long-term prospects.  In addition, the plan preserves the company’s option to remain independent and pursue its long-term business plan.”
Collins added that the board’s adoption of this plan was not in response to a specific takeover threat or accumulation of stock. Rather, he said it serves as a general deterrent to potentially unfair practices and parallels plans adopted by other companies seeking a sound and reasonable means of safeguarding stockholders’ interests.
The rights to purchase the new preferred stock series will expire on December 19, 2018 unless earlier redeemed or exchanged in accordance with the terms of the plan.  The rights will be triggered only if a person or group acquires or announces a tender offer for

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Evergreen Stockholder Rights Plan
December 4, 2008 – Page 2

15 percent or more of Evergreen’s common stock. Each holder of a right, other than the acquirer, would be entitled to receive, upon payment of the purchase price which is initially set at $4.00 per right, a number of shares of Evergreen common stock having a value equal to two times such purchase price.  The rights plan provides that a committee of the Board of Directors comprised of independent directors will review the rights plan at least once every three years to determine whether maintaining the rights plan is in the best interest of the Company’s stockholders.
The rights will trade with Evergreen’s common stock, unless they are separated because of certain future events. The rights distribution is not taxable to stockholders. The plan does not weaken Evergreen’s financial strength or interfere with its business plans. Issuance of the rights has no dilutive effect and will not change the way the company’s shares are traded.
About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) refines coal into a cleaner, more efficient and affordable solid fuel to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Its Buckeye Industrial unit mines, blends and distributes coal in the Eastern and Midwestern U.S. and its C-Lock Technology Inc. subsidiary is developing a web-based carbon accounting and marketing tool for agriculture and industry. Visit www.evgenergy.com for more information.

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Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com

Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.